FOR IMMEDIATE RELEASE	CONTACT:	W. Michael Smith Chief Operating Officer (972) 301-2450 www.remotedynamics.com

Remote Dynamics, Inc. Announces Signing of Binding Term Sheet for $5 Million in Working Capital and the Repurchase of 929,948 Shares of Common Stock from Stockholder Group

RICHARDSON, Texas, August 2, 2004 – Remote Dynamics, Inc. (NASDAQ: REDI), a leading provider of telematics-based management solutions for commercial fleets, today reported that it has signed a binding term sheet, subject to the execution of definitive documents, to issue $5 million of preferred stock and common stock purchase warrants in a private placement transaction with a New York-based institutional hedge fund. The company will use the net proceeds from the financing transaction to fund its business plan including the commercial launch of its next generation AVL product.

“We believe that the backing by this institutional hedge fund is a tremendous endorsement of our improved financial position and the ability of our team to complete the development of and launch our next generation AVL product,” said Dennis R. Casey, president and chief executive officer.

The Series A preferred stock is convertible into common stock based upon a discounted pre-closing average trading price formula with a minimum conversion price of $2.00 per share. The Series A holders will also receive 5 year warrants to purchase common stock at an exercise price equal to the conversion price per share of the Series A preferred stock. Based upon the $2.00 per share minimum conversion price, the company expects to issue 1.25 million shares of Series A preferred stock convertible into 2.5 million shares of common stock and warrants convertible into an additional 625,000 shares of common stock.

The Series A holders will also receive 5 year incentive warrants exercisable beginning Sept. 1, 2005 with an exercise price equal to the lesser of $3.00 per share or the average seven-day closing price of the company’s common stock immediately proceeding Sept. 1, 2005. Based upon the incentive warrant formula, the company expects to issue incentive warrants convertible into 625,000 shares of common stock. The company may redeem the incentive warrants for no consideration upon the achievement of certain agreed-upon performance objectives. The company must register the common stock issuable upon conversion of the Series A or exercise of the warrants for public resale under the Securities and Exchange Act of 1933.

The preferred stock issuance is subject to the execution of definitive documents which will include such other customary terms, conditions, covenants, representations and warranties as may be appropriate to the transaction as agreed upon by the parties.

The company also announced that it repurchased 929,948 shares of its common stock from Lloyd I. Miller, a Director on the board of directors of the company and certain affiliated entities of Mr. Miller for the purchase price of $2.00 per share or $1,859,896. Contemporaneous with the closing of this stock repurchase, Lloyd I. Miller, Mair Fabish and Alan Howe resigned from the board of directors of the company. Following the repurchase, 6,520,052 shares of the company’s common stock remained issued and outstanding.

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Remote Dynamics, Inc. Working Capital Transactions - Page 2

“The consummation of these transactions, as well as the $2 million exit financing in connection with the company’s plan of reorganization, will bring a net $5.1 million of working capital to the company which we believe will further accelerate the execution of our business plan,” said Dennis R. Casey, president and chief executive officer.

Following the resignation of Lloyd Miller, Mair Fabish and Alan Howe, the board of directors of the company appointed Thomas W. Honeycutt to the board of directors. In commenting on the board appointment, Mr. Casey noted, “Tom Honeycutt is a quality addition to the board of directors bringing over 30 years of experience of working with various departments within the U.S. military and U.S. government in the areas of worldwide program management support, logistics, purchasing and distribution. We believe his expertise in these areas will prove invaluable as Remote Dynamics works to expand its market share to U.S. government agencies and departments.”

Additionally, Stephen CuUnjieng, an affiliate of HFS Minor Planet Funding LLC, the provider of the company’s $2 million exit financing, was previously appointed to the board of directors pursuant to HFS’ contractual right to appoint a director as per the letter agreement. Dennis R. Casey was also appointed to the company’s board of directors in connection with the company’s plan of reorganization. The company further expects to appoint two additional independent directors in Aug. 2004 to fill the remaining vacant board seats.

About Remote Dynamics, Inc.

Remote Dynamics, Inc. (remotedynamics.com) markets, sells and supports state-of-the-art fleet management solutions that contributes to higher customer revenues and improved operator efficiency. Combining the technologies of the global positioning system (GPS) and wireless vehicle telematics, the company’s solutions improve the productivity of mobile workers by providing real time position reports, route information and exception based reporting designed to highlight mobile workforce inefficiencies. Based in Richardson, Texas, the company also markets, sells and supports a customized, GPS-based fleet management solutions for large fleets like SBC Communications, Inc., which has approximately 31,000 installed vehicles now in operation.

Legal notice to investors: Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company “expects,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements generally involve known and unknown risks, uncertainties and other facts, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: ability to finally consummate convertible preferred stock issuance transaction, ability to successfully accelerate and expand sales and marketing presence to additional metropolitan areas; ability to market and sell telematics products to various government agencies and departments; ability to complete development of and commercially introduce a GPRS-capable mobile unit and web-hosted mobile resource management software product by the first calendar quarter of 2005; ability to maintain compliance with NASDAQ SmallCap continued listing requirements; ability to obtain certification of GPRS-based products with wireless carriers; acceptance of new product offerings; ability to obtain GPRS service agreements with wireless carriers on favorable terms; ability to successfully integrate mobile resource management products with customer’s existing logistics management systems; ability to achieve sales projections; ability to achieve and maintain margins during periods of rapid expansion; availability of capital to fund expansion and change in business model to recurring revenue model; ability to attract and retain qualified sales personnel; market conditions; general economic and business conditions; business abilities and judgment of management and personnel; changes in business strategy and competition. For a listing of risks applicable to the future prospects of the company, please refer to the reports filed with the SEC, such as recent 10-K and 10-Q Reports.

“Remote Dynamics” and the Remote Dynamics logotype are trademarks and service marks of Remote Dynamics, Inc.

(REDI: 326)